                                                                EXHIBIT 10.6




                            AGREEMENT TO CONTRIBUTE

                                    BETWEEN

                      COUNTRYBROOK OF BERRYESSA ASSOCIATES

                                      AND

                        BAY APARTMENT COMMUNITIES, INC.

                               TABLE OF CONTENTS

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DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 1- CONTRIBUTION OF PROPERTY AND   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.1     Contribution of the Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.3     Capital Contribution of the General Partner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.4     Contributor's Ability to Distribute Limited Partnership Units. . . . . . . . . . . . . . . . . . . . . . . . 7
         1.5     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         1.6     Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE 2 - CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.1     Conditions to Bay's Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Conditions to the Contributor's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.1     Representations and Warranties of the Contributor  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.2     Representations and Warranties of Bay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.3     Representations and Warranties of the General Partner and Bay  . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 4 - MAINTENANCE AND OPERATION OF THE PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.1     Maintenance and Operation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         4.2     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.3     Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.4     Leasing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.5     Operating Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.6     Damage or Destruction; Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.7     Tests and Inspections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.8     Tax-Exempt Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         4.9     Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         4.10    Availability of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         4.11    FNMA Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         4.12    Cooperation with Bay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 5 -INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 6 - CLOSING ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32





                                      (i)

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         6.1     Taxes, Assessments and Utilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         6.2     Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.3     Payments on Permitted Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.4     Operating Agreement Payments and Other Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         6.5     Post-Closing Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE 7 - DEFAULTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.1     Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.2     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE 8- INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.1     By the Contributor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.2     By Bay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.3     Cooperation in Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE 9- MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.1     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         9.4     Certain Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         9.5     Title Insurance, Survey and UCC Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         9.6     Occupancy Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         9.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         9.8     No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         9.9     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.10    Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.11    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.12    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.15    Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.16    Confidentiality; Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         9.17    Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         9.18    "As-Is" Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41





                                      (ii)

EXHIBITS

A        Permits and Other Rights
B        Personal Property
C        Real Property
D        Tax-Exempt Debt
E        Security Deposits and Other Deposits
F        Rent Roll
G        Form of Prospective Subscriber Questionnaire
H        Good Cost/Bad Cost Certificate
I        Limited Partnership Unit Holders
L        Insurance





                                     (iii)

                            AGREEMENT TO CONTRIBUTE


         This AGREEMENT TO CONTRIBUTE (this "Agreement") is entered into as of this ____ day of ____________, 1996 by and among Countrybrook of Berryessa Associates, a California limited partnership (the "Contributor") and Bay Apartment Communities, Inc., a Maryland corporation ("Bay").


                                    RECITALS

         Bay, a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), and the Contributor wish to cause a Delaware limited partnership to be known as Bay Countrybrook, L.P. ("Bay Countrybrook") to be formed on or before Closing (as defined below), having Bay GP, Inc., a Maryland corporation and a subsidiary of Bay (the "General Partner") as its general partner and the Contributor as its initial limited partner.

         Bay wishes to cause the General Partner to contribute One Million Dollars ($1,000,000) to Bay Countrybrook in exchange for the acquisition by the General Partner of the general partnership interest in Bay Countrybrook (the "General Partner Interest").

         The Contributor wishes to contribute the Property (as defined below) to Bay Countrybrook in exchange for limited partnership interests in Bay Countrybrook (collectively, the "Limited Partnership Units"), as more particularly provided below. Bay Countrybrook wishes to accept and assume the Property and to issue to the Contributor the Limited Partnership Units in exchange for the contribution of the Property to Bay Countrybrook.

         Bay and the Contributor also desire that contemporaneously with the Closing, the Contributor shall distribute the Limited Partnership Units to certain partners of the Contributor, including, without limitation, to certain portions of the Contributor (the "Partner Creditors") who hold indebtedness of the Contributor in the amount of $[FULL AMOUNT OF INDEBTEDNESS OWED BY THE PARTNER CREDITORS] (the "Partner Debt") in satisfaction of such indebtedness (the "Limited Partnership Unit Holders") whose names will be furnished by the Contributor to Bay Countrybrook no later than five (5) business days prior to the Closing.

         Bay and the Contributor also desire that, contemporaneously with the admission of the Contributor as a limited partner of Bay Countrybrook, Bay and the Contributor enter into a registration rights agreement (the "Registration Rights Agreement"), as more particularly provided below.

  The Contributor has been advised by Bay and acknowledges that Bay would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by the Contributor and that Bay is entering into this Agreement in reliance on such representations, warranties and other covenants.

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance on all representations, warranties and covenants made by each of the parties hereto, each of the Contributor and Bay agree as follows:

                                  DEFINITIONS

         The following terms as used in this Agreement will have the meanings attributed to them as set forth below unless the context clearly requires another meaning. The terms set forth below do not constitute all defined terms set forth in this Agreement. Such other defined terms shall have the meanings ascribed to them elsewhere in this Agreement.

         "Action" shall mean, by way of example, any claim, suit, litigation, labor dispute, arbitration, investigation or other action or proceeding.

         "Actual Occupancy Level" has the meaning set forth in Section 1.1.

         "Adjusted Contribution Price" has the meaning set forth in Section
9.6.

         "Affiliate" shall mean any entity in which Bay owns directly or indirectly more than fifty percent (50%) of any class of securities or interest issued by such entity or any entity controlling, controlled by or under common control with Bay.

         "As-Is Acquisition" has the meaning set forth in Section 9.19.

         "Assigned Contracts" has the meaning set forth in Section 2.1(a)(vi).

         "Authority" shall mean a governmental body or agency having jurisdiction over the Property.

         "Bay Documents" has the meaning set forth in Section 3.1(m)(i).

         "Closing" or "Closing Date" has the meaning set forth in Section 1.5.

         "Contracts" shall mean all contracts, undertakings, commitments, guarantees and warranties relating to the Property, or any portion thereof, to which the Contributor is a party or by which it or the Property, or any portion thereof, is bound, including, without limitation, utility contracts, management contracts, maintenance and service contracts, parking contracts, employment contracts, leasing contracts, equipment leases and brokerage and leasing commission agreements, excluding the Tax-Exempt Instruments.

         "Contributor Partnership Agreement" has the meaning set forth in
Section 2.1(f).

         "Contribution Price" has the meaning set forth in Section 1.1.

         "Conversion Shares" has the meaning set forth in Section 1.1.

         "Deposit" has the meaning set forth in Section 1.6.

         "Diligence Period Expiration Date" has the meaning set forth in
Section 2.1(a)(xv).

         "Escrow Agent" has the meaning set forth in Section 1.6.

         "Final Fiscal Year" has the meaning set forth in Section 4.10(i).

         "Intangibles" shall mean all intangible property owned and used by the Contributor in connection with the ownership, use, operation or development of the Real Property or the Personal Property, including, without limitation: (i) the right to use the name "Countrybrook of Berryessa" and any other trade name used in connection with the Real Property, (ii) the Assigned Contracts (as defined below), (iii) the Leases (as defined below), all guaranties of the Leases, all security deposits under the Leases (unless Bay elects instead to have them credited to Bay Countrybrook) and any rent prepaid under the Leases and (iv) all Licenses (as defined below) and any warranties, guaranties and other rights relating to the ownership, use, operation or development of the Real Property to the extent transferrable (collectively, the "Other Rights"), including, without limitation, the Other Rights listed on Exhibit A.

         "Licenses" has the meaning set forth in Section 3.1(e).

         "Limited Partnership Agreement" shall mean the Agreement of Limited Partnership of Bay Countrybrook L.P. to be entered into in accordance with the terms of Section 2.1(n) and dated as of the Closing Date by and among the General Partner and the Contributor.

         "Major Casualty" has the meaning set forth in Section 4.6.

         "Major Taking" has the meaning set forth in Section 4.6.

         "Notice to Proceed" has the meaning set forth in Section 2.1(a)(xv).

         "Occupancy Credit" has the meaning set forth in Section 9.6.

         "Partnership Consent" has the meaning set forth in Section 2.1(e).

         "Permitted Exceptions" means, with respect to the Property, those exceptions to title which constitute Permitted Exceptions under Section 2.1(a)(i) and any other encumbrances on the Property approved in writing by Bay.

         "Person" shall mean an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

         "Personal Property" shall mean all tangible personal property owned by the Contributor located on or in or used in connection with the Real Property as of the date of this Agreement or the Closing Date, including, without limitation, all laundry equipment, recreation equipment, pool and spa furniture and equipment and furnishings in any on-site leasing facility, clubhouse and fitness center, all air conditioners, refrigerators, dishwashers, ovens/ranges, microwaves and washer/dryer units located in the rental units and all other items listed in Exhibit B hereto.

         "Preliminary Report" has the meaning set forth in Section 2.1(a)(i).

         "Property" shall mean all Real Property, Personal Property and Intangibles.

         "Qualified Project Costs" means all costs in connection with the acquisition, construction and installation of the Property, but only to the extent that (i) such costs were paid or incurred by or on account of the Contributor or any related person on or after the applicable inducement date, the date of the first official action by the issuer (the "Issuer") of the Tax-Exempt Debt (as defined below) expressing its intent to issue revenue bonds to assist in financing the Property, (ii) such costs are chargeable to the Property's capital account or would be so chargeable either with a proper election by the Contributor or but for a proper election by the Contributor to deduct such costs, within the meaning of old Treasury Regulation 1.103-8(a)(1),
(iii) if any portion of the Property was constructed by a related person of the Contributor (whether as a general contractor or a subcontractor), such costs include only the actual out-of-pocket costs incurred by such related person in constructing the Property (or any portion thereof) and not, for example, intercompany profits resulting from members of an affiliated group (within the meaning of Section 1054 of the Code) participating in the construction of the Property or payments received by such related person due to early completion of the Property (or any portion thereof), (iv) such costs do not constitute leasing commissions, costs of advertising for the Property or other costs related to the rental of units in the Property or management fees for the management and operation of the Property after the completion date of such Property, and (v) such costs are used to finance residential rental property described in Section 103(b)(4)(A) of the Code and Section 1.103-8(b) of the Treasury Regulations.

         "Qualified Tenants" has the meaning set forth in Section 2.1(m).

         "Real Property" shall mean the land located at 1895 N. Capital Avenue, San Jose, California and more particularly described in Exhibit C (the "Land"), together with all rights, privileges and easements appurtenant thereto and licenses including without limitation, all minerals, oil, gas and other hydrocarbon substances on and under and that may be produced from the Land, as well as all development rights, land use entitlements and rights in off-site facilities and amenities servicing the Property, including, without limitation, building permits, licenses, permits and certificates, utilities commitments, air rights, water, water rights, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of the Contributor's right, title and interest in and to all roads, easements, rights of way, strips or gores and alleys adjoining or servicing the Land (collectively, the "Appurtenances") and all improvements and fixtures located on the Land or the Appurtenances, including, without limitation, the building(s) located on the Land, containing 360 apartment units, and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such improvements or the Appurtenances, including, without limitation, heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, recreation or other services on the land or the Appurtenances or for the improvements, and all on-site parking (collectively, the "Improvements").


         "Related Agreements" has the meaning set forth in Section 3.1(a).

         "Related Documents" shall mean all documents to be executed in connection with the transactions contemplated by this Agreement.

         "Rent Roll" has the meaning set forth in Section 2.1(a)(xiii).

         "Schedule of Agreements" has the meaning set forth in Section
2.1(a)(vi).

         "Tax-Exempt Debt" shall mean the existing tax exempt financing encumbering the

Property totaling $20,424,000, as described on Exhibit D and as reduced by regularly scheduled payments of principal due from and after the date hereof through the Closing Date.

         "Tax-Exempt Instruments" shall mean all agreements and other instruments entered into or evidencing the Tax-Exempt Debt.

         "Tenant" shall mean a Person leasing, renting or occupying space in the Real Property pursuant to a written or oral agreement.

         "To the best of the Contributor's knowledge" has the meaning set forth in Section 3.1.

         "Vacant Unit Rental Amount" has the meaning set forth in Section 9.6.

         "Warranties" has the meaning set forth in Section 2.1(a)(v).

                ARTICLE 1- CONTRIBUTION OF PROPERTY AND CAPITAL

         1.1 Contribution of the Property. The Contributor agrees to contribute and transfer the Property to Bay Countrybrook on the Closing Date (as defined below) subject to the Tax-Exempt Debt and the Partner Debt and subject to the terms contained in this Agreement. In consideration of such contribution and transfer and upon reliance on the representations and warranties of the Contributor contained in this Agreement, Bay agrees to cause Bay Countrybrook to issue to the Contributor at Closing the Limited Partnership Units. The total value of the Limited Partnership Units to be transferred to the Contributor in exchange for the contribution of the Property to Bay Countrybrook, calculated as provided below, shall be equal to the following (the "Adjusted Contribution Price"): Twenty Eight Million Eight Hundred Thousand Dollars ($28,800,000) (the "Contribution Price"), minus all unpaid principal of the Tax-Exempt Debt, minus any prorations described in Article 6 which are the responsibility of the Contributor (including, without limitation, the Occupancy Credit), minus commissions due to the Broker (as defined below) pursuant to Section 9.1, minus any amounts to be credited to Bay Countrybrook pursuant to Section 4.6, minus any security deposits Bay elects to have credited to Bay Countrybrook pursuant to the terms of this Agreement, plus any prorations described in Article 6, which are the responsibility of Bay Countrybrook. The Limited Partnership Units shall be convertible into shares of common stock, .01 par value, of Bay or cash at the option of Bay in accordance with the exchange feature and other rights, preferences and privileges described in the Limited Partnership Agreement. Any shares of stock received upon conversion of the Limited Partnership Units (collectively, "Conversion Shares") shall be subject to the Registration Rights Agreement.

         1.2 Calculation of Number of Limited Partnership Units. For purposes of determining the number of Limited Partnership Units to be delivered in satisfaction of payment of the Adjusted Contribution Price, the Adjusted Contribution Price shall be divided by the weighted average (by daily trading volume) of the closing price of shares of stock in Bay for the ten
(10)-business day period immediately preceding the date of this Agreement. Five
(5) days prior to Closing, Bay shall prepare a schedule (the "Limited Partnership Unit Schedule") reflecting the aggregate number of Limited Partnership Units to be delivered to Contributor at Closing.

         1.3 Capital Contribution of the General Partner. Upon Closing, Bay shall cause the General Partner to contribute to Bay Countrybrook as a capital contribution the sum of One Million Dollars ($1,000,000). Such sum shall be used to pay certain closing costs of the Contributor and Bay Countrybrook as more particularly provided in the Limited Partnership Agreement and as provided in Article 6.

         1.4 Contributor's Ability to Distribute Limited Partnership Units. The Contributor and Bay hereby acknowledge that the Contributor intends to distribute its Limited Partnership Units to the Limited Partnership Unit Holders immediately upon Closing. Five (5) business days prior to Closing, the Contributor will furnish to Bay Countrybrook the names of the Limited Partnership Unit Holders and each such Limited Partnership Unit Holder's corresponding percentage ownership in the Contributor. Limited Partnership Units calculated as provided in this Agreement equal in value to the Partner Debt will be delivered to the Partner Creditors in satisfaction of the Partner Debt and to the other Limited Partnership Unit Holders in proportion to their ownership interests as set forth in such information provided by the Contributor. The Limited Partnership Unit Holders will be admitted as limited partners in Bay Countrybrook in accordance with the terms of the Limited Partnership Agreement provided that each such Limited Partnership Unit Holders
(i) agrees to be bound by and comply with the Limited Partnership Agreement,
(ii) makes the investment representations and warranties as listed in Section 3.1(m) hereof and (iii) in the case of the Partner Creditors, releases all indebtedness of the Contributor held by it pursuant to documentation reasonably satisfactory to Bay. The Contributor agrees to cause the Partner Creditors to duly execute and deliver such documentation.

         1.5 Closing Date. Unless this Agreement is sooner terminated pursuant to its terms, the closing of all transactions contemplated by this Agreement (the "Closing") shall take place on the date which is fifteen (15) days following the Diligence Period Expiration Date (as it may be extended pursuant to the terms of Article 5, the "Closing Date"). The Closing shall occur in the offices of ________________________, California on the Closing Date, unless otherwise agreed in writing by the Contributor and Bay. The Closing shall occur pursuant to closing arrangements satisfactory to Bay and the Contributor.

         1.6     Deposit.   Upon the execution and delivery of this Agreement
by all parties, Bay shall deliver to Commonwealth Land Title Insurance Company ("Escrow Agent") the sum of Two Hundred Thousand Dollars ($200,000) (together with all interest earned thereon, the "Deposit") to be held in escrow pursuant to the terms of this Agreement. The Escrow Agent shall hold the Deposit in an interest-bearing segregated account at a bank satisfactory to Bay and the Contributor. The Deposit shall be returned to Bay upon Closing or delivered in accordance with the terms of this Agreement if Closing does not occur in accordance with the terms of this Agreement.


                       ARTICLE 2 - CONDITIONS TO CLOSING

         2.1 Conditions to Bay's Obligations. The obligation of Bay to cause consummation of the transactions contemplated hereunder shall be subject to the satisfaction or waiver by Bay of each of the conditions set forth below.

                 (a) Due Diligence. Bay, its authorized representatives, its agents and its employees shall have the right to conduct and be satisfied with any and all due diligence relative to the Property as may be deemed necessary or appropriate by Bay in its sole discretion. Without limiting the foregoing, the Contributor shall make available to Bay any and all materials and documents relating to all or any portion of the Property, including, without limitation, Leases, management agreements, service and other contracts, financial reports, Rent Rolls (as defined below), existing surveys permits and other similar or dissimilar materials. The Contributor shall promptly, and in any event within five (5) days of Bay's request therefor, deliver or otherwise make available to Bay true, correct and complete copies of any requested material in the possession of the Contributor or under the Contributor's control and all of the Contributors' other materials, files, books, records and information relating to the Property. Bay shall have the right to interview third-parties (other than tenants) selected by Bay in the performance of its due diligence on the Property. Without limiting the foregoing, the Contributor shall make available to Bay, at the Contributor's sole cost and expense except as otherwise expressly provided in this Agreement, the following:

                          (i)     a current extended coverage preliminary title
report on the Real Property, issued by Commonwealth Land Title Company (the "Title Company"), accompanied by complete copies of all documents referred to in the report (collectively, the "Preliminary Report"). Within seven (7) days of receipt of the Preliminary Report and the survey described in Section 2.1(c), Bay shall notify the Contributor of any objections it has to the exceptions listed in Schedule B-II of the Preliminary Report and such survey (such objections, the "Initial Title Objections"). The Contributor shall provide Bay a written proposal for addressing each Initial Title Objection within seven (7) days of receipt of Bay's notice. Any Initial Title Objection which Bay does not approve in writing within seven (7) days of receipt of such proposal shall not constitute a Permitted Encumbrance.

                          (ii)    copies of any and all existing and proposed
easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report;

                          (iii)   any existing survey(s) of the Real Property
in the Contributor's possession or control, including, without limitation, any "as-built" survey of the Real Property;

                          (iv)    copies of the most recent property tax bills
and assessments for the Property;

                          (v)     all presently effective warranties or
guaranties from any contractors, subcontractors, suppliers, servicemen or materialmen in connection with any of the Personal Property or any construction, renovation, repairs or alterations of any improvements on the Real Property or any tenant improvements (collectively, the "Warranties");

                          (vi)    a schedule (the "Schedule of Agreements")
setting forth a list of all of the Contracts. From this Schedule of Agreements, Bay shall designate those Contracts that the Contributor shall assign to Bay Countrybrook as of Closing if they are assignable (such designated Contracts, together with the Warranties and any other information designated by Bay for assignment are collectively referred to herein as the "Assigned Contracts"). Without limiting, the foregoing, unless Bay specifically informs the Contributor otherwise, Bay Countrybrook shall not retain the existing employees and management agents of the Contributor for the Property, and, accordingly, on or prior to the Closing, the Contributor shall
(A) cause all employment and management agreements respecting the Property to be terminated, and deliver to Bay evidence of such termination satisfactory to Bay, (B) remove all employees and management personnel from the Property and
(C) deliver any rental units within the Property previously occupied by such employees and/or management personnel in a vacant and tenant-ready condition;


                          (vii)   reports of insurance carriers insuring the
Property, and each portion thereof, respecting the claims history of the Property, if any, certificates of insurance and insurance policies and insurance claims history for the three (3) most recent calendar years prior to Closing and, to the extent available, for the current year;

                          (viii)  environmental reports, environmental audits,
soil reports, site plans (with dimensions), engineering reports and plans, traffic reports, demographic information, landscape plans, structural calculations, floor plans (identifying tenant and vacancy locations), certified copies of the as-built plans and specifications, all items pertaining to any remodeling or renovation of the Property, construction contracts, a current inspection report by a licensed Structural Pest Control Operator, other reports or documents of significance to the Property, copies of the zoning description applicable to the Property, and copies of final certificates of occupancy for all improvements on the Land;

                          (ix)    a complete inventory of all Personal Property
used at or in connection with the Property;

                          (x)     a complete list of the Contributor's and the
Contributor's property manager's employees at the Property, if any, specifying the current compensation of each;

                          (xi)    all income and expense statements, year-end
financial and monthly operating statements and year-to-date statements for the three (3) most recent calendar years prior to Closing and, to the extent available, the current year, all of which shall be certified by the Contributor as, to the best of the Contributor's knowledge, accurately stating the income and expenses for the Property for such period;

                          (xii)   a copy of the budget for the Property for the
current year;

                          (xiii)  (A) copies of all existing and pending
Leases, lease files and tenant correspondence, (B) a schedule of leasing commissions now or hereafter payable on a space by space basis, (C) a copy of the current standard lease form, and (D) a current rent roll of the Property in the form currently used by the Contributor (the "Rent Roll"); and

                          (xiv)   all Licenses;

                          (xv)    all Tax-Exempt Instruments; and

                          (xvi)   UCC searches from the Secretary of State of
the State of California and Santa Clara County showing any and all filings against the Contributor or any of its general partners as debtor or lessor.

         Bay shall have the right in its sole discretion to terminate this Agreement at any time on or before the date which is twenty-five (25) days following the date on which the Contributor delivers to Bay the Partnership Consent (the "Diligence Period Expiration Date"). The Contributor shall use diligent and good faith efforts to obtain the Partnership Consent. If the Partnership Consent has not, despite such efforts, been obtained within forty
(40) days of the date of this Agreement, the Contributor and Bay shall each have the right to terminate this Agreement. If Bay desires to proceed with the acquisition of the Property subject to all other terms and conditions of this Agreement, then on or before the Due Diligence Expiration Date, Bay shall deliver written notice of such election to proceed (the "Notice to Proceed") to the Contributor. In the event that Bay fails to deliver the Notice to Proceed to the Contributor electing to waive its right of termination pursuant to this Section prior to the Due Diligence Expiration Date, then Bay shall be deemed to have elected to terminate this Agreement. Upon such termination (including, without limitation, a deemed termination), the Deposit shall be promptly delivered to Bay and all obligations of the parties under this Agreement, other than those in Sections 4.7, 9.1 and 9.16 (collectively, the "Surviving Obligations"), shall terminate without recourse and be of no further effect.
If Bay delivers the Notice to Proceed in accordance with the terms of this Section, the Deposit shall become nonrefundable, subject to Bay's right to return of the Deposit pursuant to the terms of this Agreement.

                 (b) Title Insurance. Bay Countrybrook shall have received from the Contributor an original ALTA's Owner's policy of title insurance (Form B, rev. 10/17/70) issued by the Title Company in the amount of the Contribution Price, insuring fee simple title to the Real Property in Bay Countrybrook, subject only to such exceptions as Bay shall have approved, without boundary, encroachment or survey exceptions and with such endorsements as Bay shall require (the "Title Policy"). The Title Policy shall also provide full coverage against mechanic's and materialman's liens.

                 (c) Survey. Bay Countrybrook shall have received from the Contributor within ten (10) days of the date hereof a survey of Real Property made in accordance with ALTA standards, certified to Bay Countrybrook and any other parties requested by Bay and in form and substance satisfactory to Bay.

                 (d) UCC Search. Bay Countrybrook shall have obtained the results of a UCC Search from the Secretary of State of the State of California and Santa Clara County dated no earlier than fifteen (15) days prior to the Closing Date showing any and all filings against the Contributor or any of its general partners as debtor or lessor, and the Contributor shall have removed and released from the public records all such filings with respect to the Property, or any portion thereof, effective as of the Closing Date, other than those constituting Permitted Exceptions.

                 (e) Consents. The Contributor shall have obtained all authorizations, consents, approvals and waivers from third parties and Authorities, required to enable the Contributor to transfer the Property to Bay Countrybrook in accordance with all agreements by which it or the Property is bound or to which it or the Property is subject and shall have provided evidence thereof in form and substance satisfactory to Bay. Without limiting the foregoing, the Contributor shall have obtained (and delivered evidence thereof in form and substance satisfactory to Bay as required under the terms of this Agreement) approval of the transactions contemplated by this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and all Related Agreements (as defined below), by a majority in interest of the limited partners and any other necessary partners of the Contributor and valid and binding powers of attorney executed in favor of the Contributor by a majority in interest of the limited partners and other necessary partners of the Contributor enabling the Contributor to execute and deliver documents and instruments relating to the transaction that is the subject of this Agreement on their behalf (such approvals and powers, collectively, the "Partnership Consent").

                 (f) Contributor Partnership Agreement. The Contributor shall have delivered to Bay Countrybrook a true, complete and correct copy of the Limited Partnership Agreement of Contributor (the "Contributor Partnership Agreement"), which shall not have been amended and shall be in full force and effect.

                 (g) Federal National Mortgage Association Approval. Bay Countrybrook shall have received all approvals, consents, acknowledgments agreements and authorizations from Federal National Mortgage Association ("FNMA"), the trustee for the Tax-Exempt Debt, and the Issuer, requested by Bay in connection with the assumption of the Tax-Exempt Debt in form and substance satisfactory to Bay. The Contributor and Bay shall cooperate with each other to obtain the foregoing.

                 (h) Accuracy of Representations and Warranties. Notwithstanding the terms of this item (h) below, the representations and warranties of the Contributor contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. A certificate to such effect shall be executed and delivered by the general partner of the Contributor as of the Closing Date confirming the foregoing and containing any qualifications necessary to cause such representations and warranties to comply with the foregoing sentence, however, it shall remain a condition to Bay's obligations under this Agreement that all the representations and warranties of the Contributor contained herein be true and correct in all material respects as of the Closing Date.

                 (i) Opinion of Counsel. The Contributor shall have delivered to Bay or the

General Partner, as requested by Bay, opinions of Rudnick & Wolfe, counsel to the Contributor, dated as of the Closing Date, in form and substance satisfactory to Bay regarding the due organization and authority of the Contributor and its general partner(s), if entities, to execute and deliver this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and all Related Agreements executed by the Contributor or such general partners.

                 (j) Authority. The Contributor and its general partner(s) shall have delivered to Bay and Bay Countrybrook evidence of the authority of the Contributor to execute and deliver this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and all Related Agreements and to consummate the transactions which are the subject of this Agreement, in form and substance satisfactory to Bay, including, without limitation, organizational documents of the Contributor and the general partners certified by the Secretary of State of the state in which they were organized, certificates of legal existence and good standing, qualifications to do business, if applicable, and the Secretary's certificates as to resolutions and incumbency.

                 (k)      Absence of Litigation.

                          (i)     No Action shall be pending or threatened
against the Contributor or the Property, which (i) questions or could reasonably be expected to question the validity or legality of the transactions contemplated hereunder, under the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements or (ii) affects or could reasonably be expected to affect the Property or any material portion thereof; and

                          (ii)    No Action by any Authority shall have been
instituted or threatened which questions the validity or legality of the transactions contemplated hereunder, under the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements or which could reasonably be expected to detrimentally affect the ownership, operation, transfer or use of any material portion of the Property or the Property in any other way.

                          (iii)   The general partner of the Contributor on
behalf of the Contributor shall so certify, to the best of its knowledge, as to the foregoing items (i) and (ii) of this item (k) at Closing.

                 (l) Absence of Material Change and Default. Since the date of this Agreement, there shall not have been any material, adverse change in the condition, financial or otherwise, of the Property or the Contributor, and the general partner of the Contributor on behalf of the Contributor shall so certify at Closing. The Contributor shall have fully complied in all material respects with all of its obligations hereunder and shall not be in default.

                 (m) Qualified Tenants. At Closing at least ninety percent (90%) of the apartment units on the Property shall be physically occupied by tenants (collectively, "Qualified Tenants") who (i) are not in default under their respective Leases, (ii) meet Bay's reasonable credit standards for tenancy at the Property and (iii) are paying rent at commercially reasonable rates without any special concessions. The Rent Roll as updated through Closing in accordance with the term of this Agreement shall be in form and substance satisfactory to Bay.

                 (n) Registration Rights Agreement and Limited Partnership Agreement. On or before April 2, 1996, the Contributor and Bay, using reasonable and good faith efforts to agree, shall have agreed upon the form of Limited Partnership Agreement and Registration Rights Agreement to be executed and delivered at Closing.

                 (o) Delivery of Documents. At the Closing, the Contributor shall have executed and delivered to Bay Countrybrook the following, in form and substance satisfactory to Bay:

                          (i)     Deed.  Warranty Deed in form and substance
reasonably satisfactory to Bay and the Contributor, executed by the Contributor, in recordable form conveying the Property to Bay Countrybrook free and clear of all liens, claims and encumbrances, except for the Permitted Exceptions;

                          (ii)    Bill of Sale.  A warranty assignment and bill
of sale in form and substance reasonably satisfactory to Bay and the Contributor, executed by the Contributor, assigning, conveying and warranting to Bay Countrybrook title to the Personal Property, free and clear of all encumbrances, together with the original certificates of title thereto;

                          (iii)   General Assignment.  An assignment in form
and substance reasonably satisfactory to Bay and the Contributor, executed by the Contributor, to Bay Countrybrook of all right, title and interest of Contributor and its agents in and to the Intangibles to the extent assignable;

                          (iv)    Assignment of Contracts.  An assignment in
form and substance reasonably satisfactory to Bay and the Contributor, executed by the Contributor, to Bay Countrybrook of Contributor's right, title and interest in and to the Assigned Contracts;

                          (v)     Assignment of Leases.  An assignment,
executed by the Contributor, of the Contributor's right, title and interest in and to the Leases (including, without limitation, all security deposits and/or other deposits thereunder not previously applied in accordance with the terms of the applicable Leases and reflected on Exhibit E attached hereto, which security deposits shall be delivered or credited to Bay Countrybrook as it elects);

                          (vi)    Keys.  Keys to all locks located at the
Property;

                          (vii)   Letters to Tenants.  A letter executed by the
Contributor and, if applicable, its management agent, addressed to all Tenants, notifying all Tenants of the transfer of ownership of the Property and directing payment of all rents accruing after the Closing Date to be made to the General Partner on behalf of Bay Countrybrook or at its direction;

                          (viii)  Original Documents and Files.  To the extent
not previously delivered to Bay and in the Contributor's possession, originals of the Leases, the Assigned Contracts, the Tax-Exempt Instruments and the Licenses;

                          (ix)    Tax Bills.  Copies of the most currently
available tax bills;

                          (x)     Entity Transfer Certificate.  Entity transfer
certification confirming that the Contributor is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

                          (xi)    Rent Roll.  An updated Rent Roll within five
(5) days prior to Closing, which updated Rent Roll will be used to identify all Leases of space at the Property for purposes of this Agreement as of the Closing Date. The Contributor shall specifically identify any changes from the Rent Roll attached hereto as Exhibit F, and a certificate executed by the Contributor and the property manager for the Property certifying that such updated Rent Roll is true, complete and correct (including, without limitation, the amount of security deposits and description of uncured tenant defaults and delinquencies listed thereon), stating whether there exist any events which with the passage of time and/or the giving of notice would constitute a tenant default under a Lease dated as of the Closing Date;

                          (xii)   [Intentionally Omitted]

                          (xiii)  Registration Rights Agreement.  The
Registration Rights Agreement, dated as of the Closing Date, duly executed by the Contributor in the form agreed to in accordance with the terms of Section 2.1(n);

                          (xiv)   Title Insurance.  The Title Policy;

                          (xv)    Survey.  A survey meeting the requirements of
Section 2.1(c) hereof;

                          (xvi)   Consents.  Any consents required pursuant to
Section 2.1(e);

                          (xvii)  Certificates.  A copy of the Contributor
Partnership Agreement certified by the general partner of Contributor as true, complete and correct and any certificates required by Section 2.1(h) hereof.

                          (xviii) Opinion of Counsel.  The opinions of the
Contributor's counsel required under pursuant to Section 2.1(i).

                          (xix)   Prospective Subscriber Questionnaires.
Within ten (10) days of the date hereof, copies of prospective subscriber questionnaires (including both individual and entity forms) in the form attached hereto as Exhibit G duly authorized, executed and delivered by the Contributor and each of the Limited Partnership Unit Holders.

                          (xx)    Assignment and Assumption of Tax-Exempt Debt.
An Assumption Agreement under which the Contributor shall assign to Bay Countrybrook all of its rights under the Tax-Exempt Instruments, and Bay Countrybrook shall assume all obligations of the Contributor under the Tax-Exempt Instruments arising on and after the Closing Date or otherwise required in connection therewith under this Agreement, including, without limitation, as described in Section 2.1(g).

                          (xxi)   Tax-Exempt Instruments.  All of the
Tax-Exempt Debt Instruments;

                          (xxii)  Bond Counsel Opinion.  An opinion of bond
counsel in form and substance reasonably acceptable to Bay;

                          (xxiii) Good Cost/Bad Cost Certificate.  A
certificate regarding Qualified Project Costs substantially in the form of Exhibit H attached hereto, with such back-up materials as requested by Bay;

                          (xxiv)  Tax-Exempt Instruments' Compliance Reports.
All reports filed by the Contributor evidencing compliance with the Tax-Exempt Instruments;

                 (o) Execution of the Limited Partnership Agreement. The Contributor and the General Partner shall have executed the Limited Partnership Agreement and made all filings relating to formation and qualification of Bay Countrybrook as the General Partner deems appropriate.

                 (p) Management Agreement. Evidence of termination of all management agreement(s) in effect prior to the Closing.

                 (q) Other. Such other documents, instruments, consents, authorizations or approvals as may be required by, and reasonably satisfactory to, Bay, its counsel or the Title Company and that may be reasonably necessary or desirable to consummate the transactions that are the subject of this Agreement and the Limited Partnership Agreement, the Registration Rights Agreement and the Related Agreements and to otherwise effect the agreements of the parties hereto, including, without limitation, as required under Section 2.1(j).

                 (r) Timing of Certain Document Deliveries. At least three (3) days prior to the Closing, the Contributor shall make, or cause to be made, all document deliveries required by Sections 2.1(b) through 2.1(m) and
Section 2.1(p).

         2.2 Conditions to the Contributor's Obligations. The obligations of the Contributor to consummate the transactions contemplated hereunder are subject to the satisfaction or waiver by the Contributor, on or prior to the Closing Date, of each of the conditions set forth below.

                 (a) Accuracy of Representations and Warranties. Notwithstanding the terms of this item (a) below, the representations and warranties of Bay hereunder shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. A certificate of such effect shall be executed and delivered by Bay as of the Closing Date confirming the foregoing and containing any qualifications necessary to cause such representations and warranties to comply with the foregoing sentence, however, it shall remain a condition to the Contributor's obligations under this Agreement that all such representations and warranties be true and correct in all material respects as of the Closing Date.

                 (b) Consents. All authorizations, consents, approvals and waivers from Authorities and other parties necessary to permit the Contributor to transfer the Property to Bay Countrybrook as contemplated hereunder shall have been obtained unless (i) the failure to obtain any such authorization, consent, approval or waiver would not have a material adverse effect upon the Contributor or (ii) the General Partner indemnifies and holds the Contributor harmless from and against any and all liabilities, costs and expenses which may be attributed to such failure.

                 (c)      Absence of Litigation.

                           (i)    No Action shall be pending or threatened
against Bay, which questions or could reasonably be expected to question the validity or legality of the transactions contemplated hereunder, under the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements; and

                          (ii)    No Action by any Authority shall have been
instituted or threatened which questions the validity or legality of the transactions contemplated hereunder, under the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements.

                 (d) Absence of Material Change and Default. Since the date of this Agreement, there shall not have been any material, adverse change in the condition, financial or otherwise, of Bay Countrybrook. Bay shall have fully complied in all material respects with all of its obligations hereunder and shall not be in default.

                 (e) Execution of Limited Partnership Agreement. The General Partner shall execute and deliver the Limited Partnership Agreement.

                 (f) Financial Condition of Bay. Bay has a minimum book net worth of $200,000,000 and a minimum of ratio of earnings before interest, taxes, depreciation and amortization ("EPITDA") over interest expense of at least 2.0/1.0.

                 (g) Opinion of Counsel. The Contributor shall have received an opinion of counsel to Bay as to the authority to execute and deliver this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and all Related Agreements, if any, executed by Bay and that Bay Countrybrook will not be, as of the Closing Date, taxed as a corporation.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

         3.1     Representations and Warranties of the Contributor.    The
Contributor hereby represents and warrants to Bay as of the date of this Agreement as follows, and the Contributor shall, as a condition to Bays' obligations to consummate the transaction that is the subject of this Agreement, be deemed to remake the following representations and warranties as of the Closing Date as if made again thereon:

                 (a) Existence and Power. The Contributor has been duly formed and is a validly existing limited partnership under the laws of the State of California. The Contributor has all power and authority to enter into this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, the Limited Partnership Agreement and the Registration Rights Agreement, including, without limitation, all documents referred to in Section 2.1(j), (collectively, the "Related Agreements") to the extent to be executed by the Contributor, and to enter into and deliver and to perform its obligations hereunder and under the Limited Partnership Agreement, the Registration Rights Agreement and the Related Agreements executed by the Contributor.

                 (b) Authorization; No Contravention. The Contributor represents that the execution and delivery of this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and the Related Agreements executed by it and the performance of its obligations under all of the foregoing will have been duly authorized by all requisite organizational action, including, without limitation, by obtaining the consent of all necessary partners in the Contributor. This Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and the Related Agreements executed by it will constitute the valid, legal and binding obligations of the Contributor. None of this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements executed by it will violate any material term of any agreement, order or decree to which it is a party or by which the Contributor is bound. There is no existing or, to the best of the Contributor's knowledge, threatened legal action or governmental proceedings of any kind involving the Contributor, which, if determined adversely to it, would interfere with the Contributor's ability to execute or deliver, or perform its obligations under, this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement or the Related Agreements executed by it or have a material, adverse effect on the use, occupancy, operation or value of the Property.

                 (c) Descriptive Information; Diligence. To the best of the Contributor's knowledge, the Contributor has made all disclosures to Bay required under applicable California Law (as defined below). To the best of the Contributor's knowledge, all documents delivered by or on behalf of the Contributor to Bay, or made available to Bay for review in connection with the transactions contemplated by this Agreement, the Limited Partnership Agreement, the Registration Rights Agreement and the Related Agreements, including, without limitation, all leases of the Property (collectively, the "Leases") and all other materials delivered pursuant to Section 2.1(a), are, true, correct and complete copies of all such documents in the Contributor's possession or control. The Contributor has delivered or made available to Bay all of the Contributor's books, records and files and all other materials of the

Contributor relating to the Property.

                 (d) Defaults and Tax-Exempt Debt. The Contributor is not in monetary, or, to the best of Contributor's knowledge, material nonmonetary default under any of the documents, recorded or unrecorded, encumbering or affecting the Property, including without limitation, the Licenses, Leases and Contracts, any documents referred to in any title commitment delivered to Bay by the Contributor or any documents or instruments executed in connection with all or any of the foregoing. The Contributor has delivered to Bay true, complete and accurate copies of all of the material documents evidencing, securing and otherwise executed in connection with all or any portion of the Tax-Exempt Debt.

                 (e) Compliance with Law. The Contributor has not received written notice that all or any portion of the Property violates any laws, rules, regulations, ordinances, codes, official interpretation (collectively, "Laws") or any requirement of any insurer or board of fire underwriters or similar entity. The Contributor has not received notice of any special assessment proceedings affecting the Property. To the best of Contributor's knowledge, all licenses, permits, approvals, variances, easements and rights of way, including, without limitation, proof of dedication and authorizations (collectively, the "Licenses") required for the ownership, use or operation of the Property as presently used and operated or otherwise have been validly issued and are in full force and effect, and the Contributor has not received any written notice of proceedings relating to the revocation or modification of any License.

                 (f) Leases. To the best of the Contributor's knowledge, the Leases are in full force and effect. All brokerage commissions or compensation in respect of any of the Leases have been, or prior to Closing will be, paid by the Contributor. At the Closing, true, complete and correct copies of all of the Leases shall have been provided to Bay. To the best of the Contributor's knowledge, no person or entity has any option or right of first refusal or first opportunity to acquire any interest in any of the Property.

                 (g) Rent Roll. Attached hereto as Exhibit F is the Rent Roll which, to the best of the Contributor's knowledge, is true, complete and correct as of the date of this Agreement. The Rent Roll attached as Exhibit F shall be updated through Closing. To the best of the Contributor's knowledge, as of the Closing Date such updated Rent Roll is true and correct and in all material respects, and, except as set forth in such updated Rent Roll, no tenant under any of the Leases is in default of any of its material monetary obligations under its Lease.

                 (h) Contracts. True, complete and correct copies of all Contracts have been provided to Bay. To the best of the Contributor's knowledge, the Contracts (i) are in full force and effect and (ii) are terminable on not more than thirty (30) days' prior written notice and without payment of any penalty. The Contributor agrees to terminate prior to Closing, at its own expense, all Contracts other than the Leases, the Assigned Contracts, the Permitted Exceptions and the Licenses. To the best of the Contributor's knowledge, there shall be no agreements or other obligations with respect to all or any portion of the Property that are binding on Bay Countrybrook or the Property following Closing, other than the Leases, the Assigned Contracts, the Permitted Exceptions, the Licenses and other documents executed in connection with the foregoing.

                 (i) Utilities. To the best of Contributor's knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law or for the normal use and operation of the Property are installed to the property lines of the Land, are connected pursuant to valid Licenses. The Contributor has not received notice that any of the foregoing facilities or utilities are inadequate to service the Property or do not meet the requirements of applicable Law.

                 (j) Hazardous Substances. To the best of the Contributor's knowledge, the Contributor has not generated, stored, released, discharged or disposed of, used or handled Hazardous Substances or Hazardous Wastes (as those terms are defined below) at, upon or from the Property in violation of any Law or in connection with which remedial action would be required under any Law. To the best of Contributor's knowledge, no Hazardous Substances or Hazardous Wastes are or have been generated, stored, released, located, discharged or disposed of, used or handled from, at or upon the Property, and no Hazardous Substance or Hazardous Waste are or have been located on the Property, except for cleaning and maintenance supplies customarily used in connection with properties of the type of the Property and which have been used in compliance with all applicable Laws. As used in this Agreement, the terms "Hazardous Substances" and "Hazardous Wastes" shall have the meanings sets forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos, petroleum products, radon, radioactive materials, lead paint, UFFI and any other regulated substances under any Law.

                 (k) FIRPTA. The Contributor represents that it is not a "foreign person", as defined in Section 1445(f)(3) of the Code.

                 (l) Investment Representations and Warranties. The Contributor makes the following representations and warranties as of the date of this Agreement and shall be deemed to remake them as to itself as of Closing, and each Limited Partnership Unit Holder shall make the following representations and warranties as to itself at each time as any such Limited Partnership Unit Holder receives Limited Partnership Units:

                          (i)     The Contributor and each Limited Partnership
Unit Holder have had an opportunity to review all registration statements and amendments thereto filed on behalf of Bay (collectively, the "Bay Documents") and understand the risks of, and other considerations relating to, the acquisition of the Limited Partnership Units. The Contributor and each Limited Partnership Unit Holder, by reason of its, his or her business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Limited Partnership Units, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it, he or she (A) is capable of evaluating the merits and risks of an investment in Bay Countrybrook and of making an informed investment decision, (B) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (C) is capable of bearing the economic risk of such investment.

                          (ii)    The Contributor and each Limited Partnership
Unit Holder understand that an investment in Bay Countrybrook involves substantial risks. The Contributor and each Limited Partnership Unit Holder have been given the opportunity to make a thorough investigation of the proposed activities of Bay Countrybrook and have been furnished with materials relating to Bay Countrybrook and its proposed activities, including, without limitation, the Limited Partnership Agreement and the Registration Rights Agreement. The Contributor and each Limited Partnership Unit Holder have been afforded the opportunity to obtain any additional information deemed necessary by any of them to verify the accuracy of any representations made or information conveyed to the Contributor or any Limited Partnership Unit Holder. The Contributor and each Limited Partnership Holder confirm that all documents, records, and books pertaining to its investment in Bay Countrybrook and requested by the Contributor or any Limited Partnership Unit Holder have been made available or delivered to the Contributor or such Limited Partnership Unit Holder, as the case may be. The Contributor and each Limited Partnership Unit Holder have had an opportunity to ask questions of and receive answers from Bay and the General Partner, concerning the terms and conditions of their investment. The Contributor has relied and are making each of their investment decisions upon Bay Countrybrook's charter documents and other written information provided to the Contributor and each Limited Partnership Unit Holder by or on behalf of Bay Countrybrook.

                          (iii)   The Limited Partnership Units to be issued to
the Contributor and subsequently distributed to the Limited Partnership Unit Holders will be acquired by the Contributor and each of such Limited Partnership Unit Holders for its, his or her own account (or if the Contributor is a trustee, for a trust account) for investment only and not with a view to, or with any intention of, a distribution or resale thereof (except, in the case of the Contributor, to the Limited Partnership Unit Holders in accordance with the terms of this Agreement and the Limited Partnership Agreement), in whole or in part, or the grant of any participation therein, without prejudice, however, to the Contributor's and the Limited Partnership Unit Holder's right (subject to the terms of this Agreement and the Limited Partnership Agreement) at all times to sell or otherwise dispose of all or any part of the Limited Partnership Units under an exemption from such registration available under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, and subject, nevertheless, to the disposition of its assets being at all times within its control. Neither the Contributor nor any Limited Partnership Unit Holder was formed for the specific purpose of acquiring an interest in Bay Countrybrook or Bay.

                          (iv)    The Contributor and the Limited Partnership
Unit Holders acknowledge that (A) the Limited Partnership Units to be issued to the Contributor at Closing have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, if such Limited Partnership Units are represented by certificates, such certificates will bear a legend to such effect, (B) Bay's and Bay Countrybrook's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor and each Limited Partnership Unit Holder contained herein, (C) such Limited Partnership Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (D) there is no public market for such Limited Partnership Units and (E) Bay Countrybrook has no obligation or intention to register such Limited Partnership Units for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. The Contributor and each Limited Partnership Unit Holder hereby acknowledge that because of the restrictions on transfer or assignment of the Limited Partnership Units to be issued hereunder which are set forth in the Limited Partnership Agreement and the Registration Rights Agreement, the Contributor may have to bear the economic risk of the investment commitment evidenced by this Agreement and any Limited Partnership Units purchased hereby for an indefinite period of time.

                          (v)     The address set forth under the Contributor's
and each Limited Partnership Unit Holder's name in Exhibit I is the Contributor's or applicable Limited

Partnership Unit Holder's principal place of business, as the case may be, which address has not changed within the five (5) years immediately preceding the date hereof, except as disclosed in writing to Bay prior to the date hereof, and neither the Contributor nor any Limited Partnership Unit Holder has any present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal place of business or residence is sited.

                 (m) Financial Statements. All operating statements delivered to Bay by the Contributor were prepared by the Contributor in the ordinary course of its business, and, to the best of the Contributor's knowledge, in all material respects accurately set forth the results of the operation of the Property for the periods covered. Since the date of the most recent internally prepared operating statements referred to above, to the best of Contributor's knowledge, (i) there has been no material adverse change in the condition, financial or otherwise, of the Property or the Contributor whether or not arising in the ordinary course of business and (ii) there has been no material change in the ownership of the Contributor or any increase in the indebtedness of the Contributor.

                 (n) Taxes. To the best of the Contributor's knowledge, all tax or information returns required to be filed on or before the date hereof by or on behalf of the Contributor (i) have been filed through the date hereof or will be filed on or before the date when due in accordance with all applicable laws and (ii) there is no action, suit or proceeding pending against or with respect to the Contributor or its Property in respect of any tax nor is any claim for additional tax asserted by any such authority. To the best of the Contributor's knowledge, all real estate taxes and assessments relating to the Property have been paid and copies of most recent tax bills have been delivered to Bay.

                 (o) Insurance. The Contributor currently has in place the public liability casualty and other insurance coverage with respect to its Property set forth in Exhibit J, and each of such insurance policies, to the best of Contributor's knowledge, is in full force and effect and all premiums due and payable thereunder have been fully paid when due.

                 (p) Existence of Tax Exemption; Good Costs/Bad Costs During Construction. To the best of the Contributor's knowledge, nothing has come to the attention of the Contributor, and the Contributor has no knowledge of any facts or claims, which would lead it to believe that interest on the Tax-Exempt Debt has at any time on or prior to the Closing (i) not been excluded from gross income for federal income tax purposes, (ii) is an item of tax preference for purposes of the federal alternative minimum tax imposed on individuals and corporations or (iii) is further not exempt from personal income taxation imposed by the State of California. To the best of the Contributor's knowledge, the

Contributor has complied with all covenants contained in any and all documents and laws required to be complied with to ensure that such interest payable with respect to the Tax-Exempt Debt is and continues to be excluded from gross income for federal income tax purposes. To the best of the Contributor's knowledge, at least ninety-five percent (95%) of the proceeds of the Tax-Exempt Debt have been expended to pay for Qualified Project Costs.

                 (q) Authorizations, Approvals and Consents. To the best of the Contributor's knowledge, the Contributor has obtained all authorizations, approvals and consents necessary to enter into this Agreement and the Related Documents, and, prior to Closing, the Contributor will have obtained all authorizations, approvals and consents necessary to perform all obligations associated with the transaction contemplated by this Agreement.

                 (r) California Blue Sky. Less than twenty-five (25%) percent of the partnership interests in the Contributor are held by Persons who have addresses in the State of California.

                 (s) Bulk Sales. There are no claims by Creditors of the Contributor (other than claims by a governmental entity or on account of a violation of law) that shall not on or before the Closing Date have been satisfied in full.

         For purposes of this Section 3.1, where the terms "to the best of the Contributor's knowledge" are used, such terms shall mean that neither any individual general partner of the Contributor nor Donald H. Tishman or Nancy Sternberg, acting on behalf of the corporate general partner of the Contributor, has actual knowledge of the matter in question as of the date with respect to which the applicable representation or warranty is made. Nothing contained herein shall require either an individual general partner of the Contributor, or Donald Tishman or Nancy Sternberg acting on behalf of a corporate general partner of the Contributor, to make any special inquiry or review in connection with any representations or warranties contained herein or in connection with any certificate or document executed or issued in connection with the transaction that is the subject of this Agreement.

         3.2 Representations and Warranties of Bay. Bay hereby represents and warrants to the Contributor as follows:

                 (a) Existence and Power. Bay has been duly formed, is validly existing as a Maryland corporation, is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions in which the Property is located.

Bay has all power and authority under its organizational documents to enter into this Agreement, the Registration Rights Agreement and the Related Agreements executed by it.

                 (b) Authorization; No Contravention. The execution and delivery of this Agreement, the Registration Rights Agreement and the Related Agreements executed by Bay, and the performance of its obligations under this Agreement, the Registration Rights Agreement and such Related Agreements have been duly authorized by all requisite organizational action, and this Agreement has been, and the Registration Rights Agreement and such Related Agreements will on the Closing Date have been, duly executed and delivered by Bay. None of the foregoing requires any action by or in respect of, or filing with, any governmental body, agency or official or contravenes or constitutes a default under any provision of applicable law or regulation, any organizational document of Bay or any agreement, judgment, injunction, order, decree or other instrument binding upon Bay. This Agreement, the Registration Rights Agreement and the Related Agreements executed by Bay constitute the valid and binding obligations of Bay enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity.

                 (c) Pending Actions. To the best of Bay's knowledge, there is no existing, or, threatened legal action or governmental proceedings of any kind involving Bay, any of its assets or the operation of any of the foregoing, which, if determined adversely to Bay or its assets, would have a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of Bay or its assets or which would interfere with Bay's ability to execute or deliver, or perform its obligations under this Agreement, the Registration Rights Agreement or any of the Related Agreements executed by it.

                 (d) Taxes. Bay has filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and has paid all taxes due thereon, and no tax deficiency has been determined adversely to Bay which has had (nor does Bay have any knowledge of any tax deficiency which, if determined adversely to Bay might have) a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of Bay.

                 (e) Investment Company Act of 1940. Bay is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

      (f) Bay Qualification. Bay is organized and operates, and intends to continue to operate, in a manner so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Code.

         For purposes of this Section where the terms "to the best of Bay's knowledge" are used, such terms shall mean that ________ has no actual knowledge of the matter in question as of the date with respect to which the representation or warranty is made. Nothing contained herein shall require Bay or ______ to make any special inquiry or review in connection with any of the representations or warranties contained herein or in connection with any certificate or document executed or issued in connection with the transaction that is the subject of this Agreement.

         3.3 Representations and Warranties of the General Partner and Bay. It shall be a condition to the Contributor's obligations under this Agreement that the General Partner and Bay shall make the representations and warranties set forth below to the Contributor as of the Closing Date:

                 (a) Existence and Power. The General Partner has been duly formed and is validly existing as a Maryland corporation, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions in which the Property is located. The General Partner has all power and authority under its organizational documents to enter into the Limited Partnership Agreement and the Related Agreements executed by it.

                 (b) Authorization; No Contravention. The execution and delivery of the Limited Partnership Agreement and the Related Agreements executed by the General Partner, and the performance of its obligations under the Limited Partnership Agreement and such Related Agreements executed by the General Partner will on the Closing Date have been duly authorized, executed and delivered by the General Partner. None of the foregoing requires any action by or in respect of, or filing with, any governmental body, agency or official or contravenes or constitute a default under any provision of applicable Law, any organizational document of the General Partner or any agreement, judgment, injunction, order, decree or other instrument binding upon the General Partner. The Limited Partnership Agreement and the Related Agreements executed by the General Partner when executed will constitute the valid and binding obligations of the General Partner enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and general principals of equity.

       (c) Pending Actions. To the best of the General Partner's and Bay's knowledge, there is no existing or threatened legal action or governmental proceedings of any kind involving the General Partner, any of its assets or the operation of any of the foregoing, which, if determined adversely to the General Partner or its assets, would have a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of the General Partner or its assets or which would interfere with the General Partner's ability to execute or deliver, or perform its obligations under the Limited Partnership Agreement or any of the Related Agreements executed by it.

                 (d) Investment Company Act of 1940. The General Partner is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

         For purposes of this Section where the terms "to the best of the General Partner's knowledge" or "to the best of Bay's knowledge" are used, such terms shall mean that Geoffrey Baker has no actual knowledge of the matter in question as of the date with respect to which the representation or warranty is made. Nothing contained herein shall require the General Partner, Bay or Geoffrey Baker to make any special inquiry or review in connection with any of the representations or warranties contained herein or in connection with any certificate or document executed or issued in connection with the transaction that is the subject of this Agreement.

         3.4 Discovery of Breach of Representation or Warranty Prior to Closing. If, prior to Closing, Bay discovers that any of the Contributor's representations or warranties in this Agreement is not true, Bay shall notify the Contributor of its finding within five (5) business days of its discovery. Except as provided below in this Section, the Contributor shall have the right to cure such untruth, if it is in Bay's and the Contributor's reasonable judgement capable of cure, within ten (10) days of notice thereof but in all events on or before the scheduled Closing Date. If in Bay's and the Contributor's reasonable judgement it would cost more than $150,000 to cure such untruth, the Contributor otherwise does not have the right to cure such untruth under this Section or such untruth is not cured within the period provided in this Section, the Contributor shall have no right, or further right, as the case may be, to cure such untruth and Bay shall, as its sole remedy, except as provided below in this Section, have the right or further right, as the case may be, to deduct $150,000 from the Contribution Price or terminate this Agreement. Upon any such termination, Bay shall, as its sole remedy, be entitled to return of the Deposit, and the parties rights and obligations, other than the Surviving Obligations, shall terminate without recourse and be of no further force or effect. In the event any of the Contributor's representations or warranties in this Agreement is not true as a result of any act or omission by the Contributor intended to result in termination of the Agreement or other misconduct of the Contributor, Bay shall have all of the rights and remedies available to it pursuant to Article 7.

             ARTICLE 4 - MAINTENANCE AND OPERATION OF THE PROPERTY

         4.1 Maintenance and Operation. Through the Closing, the Contributor agrees to maintain and operate the Property as it is currently being operated and in accordance with reasonable operating policies and procedures. The Contributor shall perform all work required to be performed by the landlord under the terms of any Lease. On or before the Closing Date, the Contributor shall cause all vacant units vacated more than five (5) days prior to the Closing to be made tenant ready and available for occupancy, with carpet and vinyl replaced, if appropriate in accordance with the Contributor's reasonable operating policies. Until the Closing, the Contributor shall maintain all existing personnel on the Property in their current employment positions at their current (or an increased) rate of compensation.

         4.2 Insurance. Through the Closing Date, the Contributor shall maintain at its sole cost and expense all insurance in effect on the date of this Agreement.

         4.3 Personal Property. Bay acknowledges that the Contributor shall have the right, from and after the date of this Agreement through the Closing with respect to the Property, to remove or replace items of its Personal Property from time to time in the normal course of operation of its Property. Bay agrees that the Contributor may remove items of Personal Property from its Property if such items are obsolete or replaced by Personal Property of equal or greater utility or value. Any such Personal Property removed shall cease to constitute "Personal Property" for all purposes under this Agreement. Any Personal Property replaced in the Project pursuant to this
Section 4.3 shall, to the extent not thereafter removed in accordance with the terms of this Section 4.3, constitute "Personal Property" for all purposes under this Agreement.

         4.4 Leasing. The Contributor shall lease space in the Real Property to tenants in accordance with its leasing policies existing as of the date of this Agreement. All Leases entered into from and after the date of this Agreement in accordance with the terms of this Section shall constitute Leases under this Agreement.

         4.5 Operating Agreements. Except as set forth in Section 4.4, the Contributor shall not enter into any contract or other agreement affecting the Property, or any amendment of any contract or agreement, that will be binding on Bay Countrybrook, the General Partner or Bay. The Contributor shall not waive, compromise or settle any rights of the Contributor under any such contract or agreement, or modify, amend or terminate any Assigned Contract or other such contract or agreement, without in each case obtaining Bay's prior written consent thereto.

         4.6 Damage or Destruction; Condemnation. The Contributor shall promptly deliver to Bay written notice of any casualty or taking involving the Property. If, prior to the Closing, all or any part of the Property is damaged or destroyed by casualty such that the cost to repair and/or restore such damage and/or destruction (which cost, for purposes of this Section, shall be deemed to include reasonably anticipated post-Closing rental loss through completion of such repair and/or restoration) would exceed Two Hundred Thousand Dollars ($200,000.00) (a "Major Casualty"), then Bay shall have the right to terminate this Agreement by written notice to the Contributor within ten (10) business days after Bay's first learning of the occurrence of such casualty and the cost of such repair and/or restoration. If all or any part of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing but
(i) the event is not a Major Casualty or (ii) the event is a Major Casualty but this Agreement is not terminated pursuant to this Section as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such damage or destruction, and the Contributor's interest in all proceeds of insurance payable by reason of such casualty shall be assigned to Bay Countrybrook as of the Closing Date or credited to Bay Countrybrook if previously received by the Contributor. The Contributor's obligations pursuant to the immediately preceding sentence shall survive the Closing. If, prior to Closing, a governmental entity commences any eminent domain or condemnation proceeding to take any portion of the Property or the Contributor enters into an agreement in lieu thereof or becomes aware that any such agreement may be offered, and the award to be paid in connection therewith is to exceed One Hundred Thousand Dollars ($100,000) (a "Major Taking"), Bay shall have the option to terminate this Agreement by written notice to the Contributor within ten (10) business days after Bay first learns of such commencement, entry or offer. If, prior to the Closing Date, a governmental entity commences any eminent domain or condemnation proceeding to take any portion of the Property or the Contributor enters into an agreement in lieu thereof or becomes aware that any such agreement may be offered and such event does not constitute a Major Taking, then the Closing Date shall occur as scheduled notwithstanding such proceeding, entry or offer, and the Contributor's interest in all awards or payments arising out of such proceedings or agreement shall be assigned to Bay Countrybrook as of the Closing Date or credited to Bay Countrybrook if previously received by the Contributor. The Contributor's obligations under this Section shall survive the Closing. Upon any termination of this Agreement pursuant to the terms of this Section, the Deposit shall be returned promptly to Bay and the rights and obligations of the parties hereto, other than the Surviving Obligations, shall terminate without recourse and be of no further effect.

          4.7 Tests and Inspections. The Contributor hereby authorizes Bay its authorized representatives, agents and employees to enter upon the Property on one (1) business days' notice from time to time and to perform such tests and inspections as Bay deems necessary or appropriate in its sole discretion, including, without limitation, such soil boring and compacting tests, test well and water table, soil porosity and liquid absorption tests, other environmental inspections and tests, and engineering tests. Any entry by Bay onto the Property in connection with its due diligence shall not unreasonably interfere with the rights of tenants under Leases. Bay hereby agrees to indemnify and hold the Contributor harmless from and against any and all direct, but not consequential, Losses (as defined below) arising on account of any test or inspection performed by Bay. This provision shall survive a termination of this Agreement or Closing.

         4.8 Tax-Exempt Debt. Prior to the Closing, the Contributor will keep all debt service payments and other payments owed in connection with the Tax-Exempt Debt current on the Property and will not permit or suffer to exist any default under any document or instrument executed in connection with Tax-Exempt Debt. On or before the Closing, the Contributor will satisfy and have released of record all debts secured by the Property or other liens or judgments filed against the Property except for the Permitted Encumbrances. The Contributor will not amend or in any way modify without the prior written consent of Bay any term of the Tax-Exempt Debt or any documents or instruments executed in connection therewith.

         4.9 Employee Matters. Prior to the Closing, Bay will present to HAI Management, Inc., the manager of the Property (the "Manager"), the names, if any, of employees of the Manager currently employed in connection with the on-site management of the Property which Bay wishes to hire or cause the General Partner or Bay Countrybrook to hire for management of Property. All employees of the Manager not named by Bay pursuant to this Section shall not be employed by Bay, the General Partner or Bay Countrybrook. The Contributor hereby agrees to indemnify and hold harmless Bay, the General Partner and Bay Countrybrook from and against any and all claims made by any employee hired by any of them for vacation, sick leave, back wages or any other benefits accruing to and including the day immediately preceding the Closing Date with respect to the Property and from any claims made by any employees which were not hired by the management company.

         4.10 Availability of Records. Upon written request of Bay or the General Partner, on behalf of Bay Countrybrook, for a period of two (2) years after the Closing, the Contributor shall (i) make its records available to Bay and General Partner on behalf of Bay Countrybrook for inspection, copying and audit by the General Partner's designated accountants at Bay Countrybrook's sole cost and expense, and (ii) cooperate with the General Partner and Bay to the extent reasonably necessary to obtain any Licenses not in existence on the Closing Date and necessary for the operation of all or any portion of the Property. Without limiting the foregoing and in addition thereto, for the period of time commencing on the date of this Agreement and continuing through the second (2nd) anniversary of the Closing Date, the Contributor shall, from time to time, upon reasonable advance notice from Bay, provide Bay and its representatives, agents and employees with access to all financial and other information in its possession pertaining to the period of the Contributor's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Bay's outside, third party accountants (the "Accountants"), to enable Bay and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"); (b) any other rule issued by the Commission and applicable to Bay; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of, Bay; provided, however, that in any such event(s), the General Partner shall reimburse the Contributor for those third party, out-of-pocket costs and expenses that the Contributor incurs in order to comply with the foregoing requirements. The Contributor acknowledges and agrees that the following is a representative description of the information and documentation that Bay and the Accountants may require in order to comply with (a), (b) and
(c) above. The Contributor shall provide such information, and documentation, if available.

                 (a) Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

                 (b) The Contributor's internally-prepared operating statements;

                 (c)      Access to Leases;

                 (d) The Contributor's budgeted annual and monthly income and expenses, and actual annual and monthly income and expenses;

                 (e) Access to the Contributor's cash receipt journal(s) and bank statements for the Property;

                 (f) The Contributor's general ledger with respect to the Property;

                 (g) The Contributor's schedule of expense reimbursements required under Leases in effect on the Closing Date, if one exists;

                 (h) Schedule, if one exists, of those items of repairs and maintenance performed by, or at the direction of the Contributor, during the Contributor's final fiscal year in which the Contributor owned and operated the Property (the "Final Fiscal Year").

                 (i) Schedule, if one exists, of those capital improvements and fixed asset additions made by, or at the direction of, the Contributor during the Final Fiscal Year;

                 (j) Access to the Contributor's invoices with respect to expenditures made during the final Fiscal Year;

                 (k) Access (during normal and customary business hours) to responsible personnel to answer accounting questions; and

                 (l) A representation letter, signed by the individual(s) responsible for the Contributor's financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements.

         4.11 FNMA Approval. The Contributor shall fully cooperate with Bay in any effort to obtain and deliver the materials required in Sections 2.1(n)(xx) through (xxiv).

         4.12 Cooperation with Bay. The Contributor shall cooperate and do all acts as may be reasonably required or requested by Bay with regard to the fulfillment of any condition to Bay's obligations hereunder but the Contributor's representations and warranties to Bay shall not be affected or released by Bay's waiver or fulfillment of any condition.


                        ARTICLE 5 - INTENTIONALLY OMITTED


                        ARTICLE 6 - CLOSING ADJUSTMENTS

         6.1 Taxes, Assessments and Utilities. All real estate taxes, charges and assessments affecting the Property and all charges for water, sewer, electricity, gas, telephone and all other utilities with respect to the Property, shall be apportioned on a per diem basis as provided below. General real estate taxes and other assessments payable for the fiscal year in which the Closing occurs shall be prorated by the Contributor and Bay Countrybrook as of the Closing Date. The Contributor shall pay on or before Closing the full amount of any bonds or assessments against the Property, including, without limitation, interest payable therewith, including, without limitation, any bonds or assessments that may be payable after the Closing Date as a result of or in relation to the construction or operation of any improvements on the Land or any public improvements that took place or for which any assessment was levied prior to the Closing Date. The Contributor shall cause all the utility meters to be read on the Closing Date and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly. If any prorations under this Section cannot be calculated finally on the Closing Date, then they shall be estimated at the Closing and calculated finally as soon after the Closing Date as feasible.

         6.2 Rent. Except for delinquent rent, all rent under the Property, the Leases and other income attributable to the Property shall be apportioned on a per diem basis as of midnight on the date immediately
preceding the Closing Date for the Property.   All such rent and other income
for the period preceding the Closing Date for the Property shall be deemed to be property of the Contributor, and all rent and other income for any period commencing as of the Closing Date for the Property and thereafter shall be the property of Bay Countrybrook and shall be adjusted at the Closing. Payments received by Bay Countrybrook from Tenants of the Contributor from and after the Closing Date with respect to the Property shall be applied first to rents then due for any period following Closing from such tenant and then to such tenant's delinquent rent as of the time of apportionment. Bay Countrybrook shall use reasonable efforts to collect delinquent rents for the benefit of the Contributor but in no event shall be obligated to evict any Tenants in order to collect such rents. Any amounts received by the Contributor on account of rent or other income from and after the Closing Date with respect to the Property shall be turned over to Bay Countrybrook for application in accordance with the terms of this Section.

         6.3 Payments on Permitted Exceptions. Payments of interest on the Tax-Exempt Debt and other payments owing under the Tax-Exempt Instruments, and any other Permitted Exceptions shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing Date for the Property to which they pertain. Such interest and other payments accruing prior to the Closing Date shall be deemed to be the responsibility of the Contributor, and, subject to the terms of this Agreement, any such interest and other payments accruing on or after such Closing Date shall be deemed to be an expense of Bay Countrybrook. The Contributor shall receive a credit for all tax escrows, replacement reserves, insurance escrows and operating deficit reserves held by the holder of the Tax-Exempt Debt, and those and any and all other escrows and reserves shall become Bay Countrybrook's.

         6.4 Operating Agreement Payments and Other Expenses. Payments under all Final Operating Agreements and for the Property's operating maintenance expenses, including, without limitation, fuel, shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing Date to the extent possible. All such expenses accruing prior to such Closing Date shall be deemed to be the responsibility of the Contributor and all such expenses accruing as of such Closing Date and thereafter shall be expenses of Bay Countrybrook. If final bills are not available as of Closing, amount to be prorated under this Section shall be prorated on the basis of the most current bills then available and promptly re-prorated on receipt of final bills. All such expenses for the period preceding such Closing Date shall be the responsibility of the Contributor, and all such expenses commencing as of the Closing Date with respect to the Property shall be deemed to be expenses of Bay Countrybrook.

         6.5 Payment of Prorations. The parties acknowledge that prorations under this Agreement that all the responsibility of the Contributor shall be paid out of the $1,000,000 capital contribution described in Section 1.3.

         6.6 Post-Closing Audit. As soon as the necessary information is available, Bay Countrybrook shall conduct a post-Closing audit to determine the accuracy of all prorations made under this Article (the "Post-Closing Audit"). Either party owing the other party a sum of money based on post-Closing prorations required under this Article or the Post-Closing Audit shall promptly pay such sum to the other party, together with interest thereon at the rate of two percent (2%) over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.
The Contributor shall reserve and set aside cash of not less than $200,000 to satisfy any obligations it may have under this Section. This Article shall survive Closing.


                       ARTICLE 7 - DEFAULTS AND REMEDIES

         7.1 Defaults. In the event of (i) a failure by a party to perform its obligations hereunder, which failure is not cured prior to the earlier of
(A) the Closing Date and (B) five (5) business days following notice thereof from Bay (ii) the material inaccuracy of any representation or warranty made by such party hereunder, (iii) a Major Casualty, (iv) a Major Taking or (v) the failure of any condition to any party's obligations hereunder, then the other party may elect (except, with respect to a Major Casualty or a Major Taking, only Bay may elect) to terminate this Agreement by written notice to the first party so long as the terminating party has performed or is in a position to perform all obligations to be performed by it hereunder as of the date of its notice. Upon such a termination, the parties shall return all funds and documents, if any, then held by them to the party delivering the same.

         7.2     Remedies.

                 (a) Of Bay. In the event the Contributor fails to perform its obligations hereunder, subject to the terms of Section 3.4 any representation or warranty of the Contributor contained herein is materially inaccurate or any condition to Bay's, Bay Countrybrook's or the General Partner's obligations hereunder within the control of the Contributor is not satisfied, and as a result thereof Bay is entitled hereunder to terminate this Agreement, then Bay shall have the right to (i) enforce specific performance of this Agreement; (ii) initiate an action to recover damages, including, without limitation, its out-of-pocket costs and expenses incurred in connection with the negotiation and administration of this Agreement, not to exceed $250,000, except in an action to recover such damages for breach of a surviving obligation, it being agreed by the Contributor that such limitation or recovery shall not be applicable; (iii) receive back the Deposit; and/or (iv) exercise any other right or remedy available at law or in equity, subject, with respect to an action for damages, other than on account of a breach of a surviving obligation, to the limitation set forth in item (ii) above. In the event of a failure of a condition precedent to Bay's, Bay Countrybrook's or the General Partner's obligations hereunder that is not within the Contributor's control, Bay's sole remedy shall be to have the Deposit returned to it. Notwithstanding the foregoing, nothing shall limit Bay's rights and remedies in the event of fraud on the part of the Contributor or its general partners. Except as provided below in this Section, no general partner of the Contributor shall be personally liable for damages under this Agreement, including, without limitation, for misrepresentation, and Bay shall look solely to the assets of the Contributor to satisfy any liability of the Contributor to Bay under this Agreement.

         Nothing contained in this Agreement shall limit any such general partner's personal liability or Bay's recovery against such general partner personally in the event of fraud on the part of the Contributor or such general partner.

                 (b) OF THE CONTRIBUTOR. IN THE EVENT BAY FAILS TO PERFORM ITS OBLIGATIONS HEREUNDER, OR ANY REPRESENTATION OR WARRANTY OF BAY CONTAINED HEREIN IS MATERIALLY INACCURATE, OR ANY CONDITION TO THE CONTRIBUTOR'S OBLIGATIONS HEREUNDER IS NOT SATISFIED AND AS A RESULT THEREOF THE CONTRIBUTOR IS ENTITLED HEREUNDER TO TERMINATE THIS AGREEMENT, THEN, UPON SUCH TERMINATION, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY THE CONTRIBUTOR AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT THE CONTRIBUTOR'S ACTUAL DAMAGES, IN THE EVENT THE CONTRIBUTOR BECOMES ENTITLED TO TERMINATE THIS AGREEMENT PURSUANT TO THIS SECTION 7.2, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO

DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF THE CONTRIBUTOR'S DAMAGES AND AS THE CONTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY AGAINST BAY, THE GENERAL PARTNER AND BAY COUNTRYBROOK, AT LAW OR IN EQUITY (OTHER THAN WITH RESPECT TO THE SURVIVING OBLIGATIONS AND FOR FRAUD BY BAY). IN THE EVENT THE CONTRIBUTOR BECOMES ENTITLED TO TERMINATE THIS AGREEMENT AS PROVIDED IN THIS ARTICLE, THE CONTRIBUTOR HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

INITIALS: Contributor __________________     Bay _______________________

                 (c) Survival of Representations and Warranties. Subject to the terms of this Section below, all representations and warranties of the Contributor, Bay and the General Partner contained in this Agreement (other than those contained in Sections 9.1 and 9.16) shall survive Closing for a period of one hundred eighty (180) days and shall not be merged in any instrument of conveyance. None of the Contributor, Bay or the General Partner shall have any liability for any misrepresentation that is not material, and the Contributor, Bay or the General Partner shall not have any liability on account of any material misrepresentation contained herein (other than in Sections 9.1 or 9.16) with respect to which it does not receive written notice of possible claim on or before the expiration of such one hundred eighty (180) day-period.

                             ARTICLE 8- INDEMNITIES

         8.1 By the Contributor. Without limiting any other term of this Agreement, the Contributor shall indemnify and hold Bay, Bay Countrybrook, and the General Partner harmless from and against any and all claims, losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, attorney's fees and disbursements, whether direct, contingent or consequential, incurred by any of them on account of a breach of a representation or warranty which has not terminated in accordance with the terms of this Agreement or which is covered by the Contributor's issuance. Notwithstanding the foregoing, no general partner in the Contributor shall have personal liability under this Section.

         8.2 By Bay. Bay Countrybrook shall indemnify and hold the Contributor harmless from and against any and all losses, damages, costs, liabilities, causes of action and expenses, including, without limitation, attorneys' fees and disbursements, whether direct, contingent or consequential, incurred by Contributor on account of a breach of a representation or warranty by Bay or the General Partner which is not terminated in accordance with the terms of this Agreement or which is covered by Bay Countrybrook's insurance.

         8.3 Cooperation in Defense. Each party indemnified under any indemnity contained in this Agreement shall cooperate in all reasonable respects in the defense of the third-party claim pursuant to which the indemnifying party is alleged to have liability.


                            ARTICLE 9- MISCELLANEOUS

         9.1 Brokers. Neither party to this Agreement has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein, except for Marcus & Millichap (the "Broker"), whose entire commission shall be the responsibility of the Contributor (pursuant to separate agreement between the Contributor and the Broker). In the event that any other broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for such commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the other party in defending against the same. The party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys' fees and disbursements) (collectively, "Losses"), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Section shall survive the Closing or termination of this Agreement.

         9.2 Marketing. The Contributor agrees not to negotiate or execute an agreement for the sale of the Property or any interest therein during the term of this Agreement.

         9.3 Entire Agreement; No Amendment. This Agreement represents the entire agreement among each of the parties hereto. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement. It is further understood that any prior agreements or understandings between or among any of the parties have merged in this Agreement, which alone fully expresses all agreements of the parties hereto and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the parties hereto against whom enforcement is sought. It is agreed that no obligation under this Agreement which by its terms is to be performed or continue to be performed after Closing and no provision of this Agreement which is expressly to survive Closing shall merge upon Closing, but shall survive Closing.

         9.4 Certain Expenses. Each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees. Bay Countybank shall be responsible for paying all amounts required to be paid to FNMA in connection with the assumption of the Tax-Exempt Debt. The Contributor shall be responsible for all County transfer taxes and/or transfer fees applicable to the sale of the Property and recording costs. Each of Bay Countybank and the Contributor shall be responsible for fifty percent (50%) of all City transfer taxes and/or transfer fees applicable to the sale of the Property. Each of Bay Countybank and the Contributor shall be responsible for fifty percent (50%) of escrow fees due to the Escrow Agent in connection with the holding of the Deposit. All other costs and charges in connection with the purchase and sale of the Property contemplated by this Agreement not otherwise provided for in this Agreement shall be allocated by standard accounting practices in accordance with the applicable California Codes and California closing customs. Each party to this Agreement shall bear its own costs and expenses, including, without limitation, attorney's fees and disbursements in connection with any litigation arising in connection with the transaction that is the subject of this Agreement.

         9.5 Title Insurance, Survey and UCC Costs. The Contributor shall be responsible for all costs associated with obtaining and issuing the Title Policy, including, without limitation, examination costs, commitment fees and premiums, not to exceed such costs required to cause the Title Policy to be a CLTA title insurance policy. Bay shall pay all additional costs associated with causing the Title Policy to meet ALTA standards and all costs of any endorsements desired by Bay. The Contributor shall be responsible for all costs associated with obtaining the UCC searches required under Section 2.1(d). Notwithstanding the foregoing, each of Bay Countybank and the Contributor shall be responsible for fifty percent (50%) of all costs associated with obtaining a survey as required under Section 2.1(c).

         9.6 Occupancy Credit. If the Actual Occupancy level (as defined below) of the Property as of Closing is less than eighty-four percent (84%), Bay Countrybrook shall be entitled to a credit (the "Occupancy Credit") against the Contribution Price in an amount equal to the product obtained by multiplying the Vacant Unit Rental Amount (as defined below) by a fraction, the numerator of which is the amount by which the Actual Occupancy Level is less than eighty-four percent (84%) and the denominator of which is the amount by which the Actual Occupancy Level is less than one hundred percent (100%). As used herein, the "Actual

Occupancy Level" shall mean the percentage of the total apartment units on the Property that as of the Closing are physically occupied by Qualified Tenants. As used herein, the "Vacant Unit Rental Amount" shall mean the aggregate sum of one month's rental for each apartment unit on the Property that as of the Closing is not physically occupied by a Qualified Tenant, which rental amount shall be based on the monthly rental last payable under a lease for each apartment unit.

         9.7 Notices. Any notice, communication or writing required under or otherwise delivered in connection with this Agreement to any of the parties hereto will be delivered to such party at the following address:

         If to the Contributor to:

                 Countrybrook of Berryessa Associates
                 c/o HAI Management, Inc.
                 1829 Alison Way
                 San Jose, CA  95132
                 Attn:  Donald J. Tishman, President
                 Fax:  (408) 942-0495

         with copy to:

                 Rudnick & Wolfe
                 203 North LaSalle Street
                 Suite 1500
                 Chicago, IL  60601
                 Attn:  Kenneth Hartmann, Esq.
                 Fax:  (312) 236-7516

         If to Bay to:

                 Bay Apartment Communities, Inc.
                 4340 Stevens Creek Boulevard
                 Suite 275
                 San Jose, CA  95129
                 Attn:  Geoffrey L. Baker
                 Fax:  (408) 984-7060
         with a copy to:

                 Goodwin, Procter & Hoar LLP
                 Exchange Place
                 53 State Street
                 Boston, MA  02109
                 Attn:  Gilbert G. Menna, P.C.
                 Fax:  (617) 570-1231

Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt. Inclusion of fax numbers is for conveniences only, and notice by fax shall neither be sufficient nor required. Notices shall be deemed delivered upon receipt.

         9.8 No Assignment. Except as provided in this Section below, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party.

         9.9 Governing Law. The laws of the State of California shall govern the validity, enforcement and interpretation of this Agreement.

         9.10 Multiple Counterparts. This Agreement may be executed in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         9.11 Further Assurances. From and after the date of this Agreement and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby, including, without limitation, all books and records relating to the Property and the addresses of all parties.

         9.12 Miscellaneous. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words "hereof" and "herein" refer to this entire Agreement and not merely the Section in which such words appear. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.

         9.15 Invalid Provisions. If any provision of this Agreement (except the provision relating to the Contributor's obligation to contribute the Property, the invalidity of which shall cause this Agreement to be null and void) is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         9.16 Confidentiality; Publicity. The Contributor agrees that this Agreement shall not be recorded in any public real estate registry. Bay agrees to maintain in confidence through Closing, unless otherwise required by applicable Law, reporting requirement or accounting or auditing standard, to disclose, all material and information received from the Contributor or otherwise regarding the Property. In the event this Agreement is terminated, Bay shall return to the Contributor all materials delivered to Bay by the Contributor and Bay's obligations under the immediately preceding sentence shall continue indefinitely. The Contributor and Bay agree that, prior to the Closing Date, neither of them, without the prior written consent of the other, shall publicly or privately reveal any information relating to the existence or terms and conditions of the transactions contemplated hereby, except as permitted below in this Section. The Contributor agrees that nothing in this Section shall prevent Bay from disclosing or accessing any information otherwise deemed confidential under this Section (i) in connection with Bay's enforcement of its rights hereunder, or (ii) pursuant to any legal requirement, including, without limitation, any securities Laws, any reporting requirement or any accounting or auditing standard. The Contributor and Bay further agree that nothing in this Section shall prevent either of them from disclosing or accessing any information otherwise deemed confidential under this Section to its agents, employees, counsel and other third parties to the extent reasonably necessary to perform due diligence and complete the transactions contemplated hereby, including, without limitation, to limited partners and the Contributor for purposes of obtaining the Partnership's consent. Notwithstanding anything to the contrary contained herein, Bay shall have the sole right to determine the form, timing and substance of, and to issue, all publicity concerning the transactions contemplated by this Agreement.

         9.17 Time of Essence. Time is of the essence with respect to this Agreement.

         9.18 "As-Is" Acquisition. Bay represents and warrants to the Contributor that Bay has had an opportunity to review all information it desires regarding the Property, that Bay understands the risks of, and other considerations relating to, investment in the Property, that Bay has performed all diligence desired by Bay with respect to the Property and that Bay is acquiring the Property, subject to the Contributor's representations and warranties contained in this Agreement, in its "as is", "with all faults" condition as of the Diligence Period Expiration Date. Bay represents and warrants to the Contributor that Bay has been given the opportunity to make a thorough investigation of the Property and has been furnished with materials relating to the Property, that Bay has had the opportunity to obtain information deemed necessary by it, that all documents, records and books requested by Bay in connection with the Property have been made available or delivered to Bay, and that Bay has had an opportunity to ask questions of and receive answers from the Contributor and its general partners concerning the Property.

         IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as an instrument under seal as of the date and year first above written.



                                       CONTRIBUTOR:


                                       COUNTRYBROOK OF
                                       BERRYESSA ASSOCIATES


                                       By:
                                          ----------------------------
                                       Name:
                                            --------------------------
                                       Title:
                                             -------------------------


                                       BAY:


                                       BAY APARTMENT COMMUNITIES, INC.


                                       By:
                                          ----------------------------
                                       Name:
                                            --------------------------
                                       Title:
                                             -------------------------